ZULU ENERGY CORP.
CHAIRMAN'S EXPENSE AND COMPENSATION POLICY

On June 10, 2008, the Board of Directors (the “Board”) of Zulu Energy Corp. (the “Company”), approved this Chairman’s Expense and Compensation Policy (the “Policy”). In light of the substantial time and travel requirements of the Chairman of the Board on behalf of the Company, the Board determined that it is in the best interest of the Corporation and its shareholders to approve this Policy. This Policy is effective as of May 1, 2008. All amounts will be paid on the first day of the month for which they are the subject of, for example, the cell phone reimbursement for the month of July would be paid into the Chairman's account on July 1st. The Vice-Chairman will insure that this Policy is implemented immediately following approval by the Board.

The Company shall make the following payments to the Chairman of the Board or take the following actions (as applicable):

1. A two thousand dollar lump sum payment per month as reimbursement for cell phone usage regardless of actual amount of cell usage from May 1, 2008.

2. As with all executive officer, a flat $800 per month for auto expenses regardless of actual use from May 1, 2008.

3. Immediate enrollment in the company health plan for Brian Hughes, spouse (or other plan qualified individuals), and children. Additionally, all expenses from May 1, 2008 until the company health plan is effective will immediately be reimbursed or paid for by the Company upon submission of invoices. The Company will pay for the plan in its entirety with no contribution from Mr. Hughes. Any person leaving his health plan and is qualified for COBRA, will have COBRA paid for by the Company for the duration of COBRA. The Company will also pay for Medjet Assistance Plus for all members designated by Mr. Hughes of Mr. Hughes' health plan effective immediately.

4. The Company shall provide a Company issued credit card with a $50,000 limit. Personal expenses may be charged on the card as long as they are paid for by Mr. Hughes within 60 days.

5. Twenty five thousand dollar advance against expenses renewed by the first of each month or earlier if requested by Mr. Hughes. This advance is required to be at a zero balance on 31 December of each year and on the last day of the taxable year for the Corportation if different than 31 December.

6. As with all executive officers, Mr. Hughes shall be entitled to First Class domestic air travel. For the year of May 1, 2008 until April 30, 2009, Mr. Hughes will be required to travel First Class on all international flights. If an Around-the-World ticket is purchased, the Company will pay for the entire ticket even though there may be some segments that will not be on Company business.

7. As Mr. Hughes spends more than 100 days a year traveling, he will be authorized to stay at hotels and in hotel rooms that have a club executive lounge or equivalent at a minimum.

8. The Company will pay for and or reimburse Mr. Hughes for all computer expenses from May 1, 2008 forward. This will include a laptop, software required to fulfill his responsibilities as Chairman and all accessories. All computer equipment and software will remain the property of Mr. Hughes upon his departure from the Company. All data remains property of the compay.

9. Meeting with investors and others is a large part of the Chairman's duties, as such; all reasonable entertainment expenses will be reimbursed by the Company. The entertainment and amount is at the discretion of the Chairman and is not subject to the Company's regular reimbursement policies, however, this may be changed by the Board at any time such an expense is subsequently deemed by the Board to be unreasonable.

10. The Company will maintain an office in Denver for his use and will include all computer equipment and software required to fulfill his responsibilities as Chairman. All computer equipment and software will remain the property of Mr. Hughes upon his departure from the Company. All data remains property of the company.

11. Paragraph 17 (Indemnification) of the Vice-Chairman's contract will apply to the Chairman as well.

12. The Secretary to the Executive Committee will keep an updated travel diary of the Chairman and prepare the twice monthly expense report. 13. The Vice-Chairman will approve all valid expenses and cause the approved amounts to be transferred to Mr. Hughes' account upon approval which will be done on no less than a twice monthly basis.

14. The company will implement a legal and appropriate procedure to pay any taxable event for Mr. Hughes that may arise from this plan.